EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/29/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.36%	-1.11%	8.89%
Class B Units	1.34%	-1.18%	7.96%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED DECEMBER 29, 2006

The Grant Park Futures Fund posted trading gains during the last week of 2006. Positions in the stock indices, currencies and energies registered the largest profits; losses came mainly from the interest rate sector.

Long positions in the stock indices continued to gain ground as global share markets ended the year on a positive note. The S&P Composite Index and Nasdaq both settled the final week of the year higher as share markets were boosted by data that showed existing home sales were greater than forecast during October. Long positions in the foreign indices also recorded gains as the Hong Kong Hang Seng, Tokyo Nikkei and German DAX all settled the week in higher territory.

Long positions in the euro were profitable as the common currency appreciated against the U.S. dollar and Japanese yen. The euro rallied on comments from a European Central Bank official who suggested that interest rates were still at historically low levels and that monetary policy remained accommodative. The comment sent the euro higher as investors speculated that the ECB might find it necessary to raise short-term interest rates in the New Year. Long positions in the Australian dollar also reported gains.

Short positions in the energy sector registered gains as fuel prices fell during the week. Analysts cited the warmer-than-usual temperatures across parts of the U.S. and larger than expected weekly inventories as contributing to the sell-off. Crude oil was $1.36 lower, closing the last trading day of 2006 at $61.05 per barrel; natural gas was 37.7 cents cheaper at $6.503 per British thermal unit.

Lastly, positions in the interest rate sector lost ground as better-than-expected economic data sent note and bond yields higher. The aforementioned housing data sent prices for U.S. Treasury instruments lower, as did a report that the Chicago Purchasing Managers index was 52.4 for December, higher than was anticipated. A jump in consumer confidence also pushed prices lower. Long positions in the Japanese Government Bond also lost ground after prices there fell in response to a press report stating that the Japanese central bank would raise interest rates in January.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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